CERTIFICATE OF AMENDMENT OFARTICLES
OF INCORPORATION

OF

BETA OIL & GAS, INC.

We, the undersigned, Steve A. Antry, President, and Virginia Cherry, Secretary of Beta Oil "&" Gas, Inc., do hereby certify: That at the Annual Meeting of Beta Oil "&" Gas, Inc. held on June 24, 2000, a majority of the shareholders of the Company adopted a resolution to amend the Articles of Incorporation as follows: RESOLVED, that Article Third of the Articles of Incorporation of Beta Oil "&" Gas, Inc. shall be amended and restated in its entirety to read as follows:
THIRD. The aggregate number of shares of stock the corporation is authorized to issue is 50,000,000 shares of a class designated as common stock, par value $0.001 per share, and 5,000,000 shares of a class designated as Preferred Stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:

1. Common Stock. ------------
(a) The holders of common stock shall have and possess all rights as shareholders of the corporation except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the outstanding Preferred Stock. All common stock, when duly issued, shall be fully paid and nonassessable. The holders of common stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(b) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder of common stock shall have as many votes for each share held by him as there are directors to be elected by the common shareholders and for whose election the shareholder has a right to vote. Cumulative voting shall be permitted in the election of directors.

(c) The holders of shares of common stock shall be entitled to receive the net assets of the Corporation upon dissolution or liquidation, subject to the payment of any preferences thereto applicable to outstanding Preferred Stock.

2. Preferred Stock. The corporation may divide and issue the Preferred Stock in series. Preferred shares of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors hereby is expressly vested with authority to divide the class of Preferred Stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the General Corporation Law of Nevada in respect of the following:

(a) The number of shares to constitute such series, and the distinctive designations thereof; (b) The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividends shall accrue; (c) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (d) The amount payable upon shares in event of involuntary liquidation; (e) The amount payable upon shares in event of voluntary liquidation; (f) Sinking fund or other provisions, if any, for the redemption or purchase of shares; (g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; (h) Voting rights, if any; and
(i) Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

Notwithstanding the fixing of the number of shares constituting the particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the number of shares constituting such series.

The Board of Directors expressly is authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock, but in all other respects the shares of each series shall be of equal rank with each other, regardless of series. All Preferred Stock in any one series shall be identical in all respects.”

Except as expressly amended by the foregoing Amendment, the Articles of Incorporation of this Corporation remain in full force and effect. The foregoing Amendment of the Articles of Incorporation has been duly approved by the board of directors. The foregoing Amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 78.390 of the Nevada Revised Statutes. The undersigned further declare under the penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of their own knowledge. Dated: August 28, 2000 _____________________________ Steve A. Antry, President

Virginia Cherry, Secretary STATE OF OKLAHOMA ) ) ss: COUNTY OF TULSA ) On this 28th day of August, 2000, before me, the undersigned Notary Public, personally appeared Steve A. Antry, personally known to me to be the person whose name is subscribed to the within Instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument. WITNESS my hand and official seal. _____________________________ Notary Public (Seal) STATE OF OKLAHOMA ) ) ss: COUNTY OF TULSA ) On this 28th day of August, 2000, before me, the undersigned Notary Public, personally appeared Virginia Cherry, personally known to me to be the person whose name is subscribed to the within Instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument. WITNESS my hand and official seal. _____________________________ Notary Public (Seal)